1290 FUNDS

1290 Avenue of the Americas

New York, New York 10104

August 5, 2014

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A of 1290 Funds (File Nos. 333-195390 and 811-22959)

Ladies and Gentlemen:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended, the undersigned hereby requests the acceleration of the effective date of the above-referenced Registration Statement to Wednesday, August 6, 2014, or as soon thereafter as practicable.

Sincerely,

1290 FUNDS

By:	/s/ Anthony Geron
Name: Anthony Geron
Title: Vice President and Assistant Secretary

AXA DISTRIBUTORS, LLC

1290 Avenue of the Americas

New York, New York 10104

August 5, 2014

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A of 1290 Funds (File Nos. 333-195390 and 811-22959)

Ladies and Gentlemen:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended, the undersigned hereby requests the acceleration of the effective date of the above-referenced Registration Statement to Wednesday, August 6, 2014, or as soon thereafter as practicable.

Sincerely,

AXA DISTRIBUTORS, LLC

By:	/s/ Nicholas B. Lane
Name: Nicholas B. Lane
Title: Chairman, President and Chief Executive Officer